Independent Auditors' Report


To the Shareholders and Board of Directors of Maxim Series Fund, Inc.:

In planning and performing our audit of the financial statements of the Maxim Series Fund, Inc. (the "Series") (including the Bond Portfolio, Money Market Portfolio, Stock Index Portfolio, U.S. Government Securities Portfolio, Corporate Bond Portfolio, Small-Cap Index Portfolio, Small-Cap Value Portfolio, International Equity Portfolio, INVESCO ADR Portfolio, INVESCO Balanced Portfolio, INVESCO Small-Cap Growth Portfolio, Mid-Cap Portfolio, T. Rowe Price Equity / Income Portfolio, Blue Chip Portfolio, Foreign Equity Portfolio, Growth Index Portfolio, Investment Grade Corporate Bond Portfolio, Mid-Cap Growth Portfolio, Short-Term Maturity Bond Portfolio, Small-Cap Aggressive Growth Portfolio, U.S. Government Mortgage Securities Portfolio, Value Index Portfolio, Aggressive Profile Portfolio, Conservative Profile Portfolio, Moderate Profile Portfolio, Moderately Aggressive Profile Portfolio, and the Moderately Conservative Profile Portfolio) for the year ended December 31, 1998 (on which we have issued our report dated February 5, 1999) we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Series' internal control.

The management of the Series is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.

Our consideration of the Series' internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Series internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of management, the Board of Directors of the Maxim Series Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.





February 5, 1999